UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  December 5, 2011

COMSTOCK RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

STATE OF NEVADA	001-03262	94-1667468
(State or other jurisdiction incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5300 Town and Country Boulevard
Suite 500
Frisco, Texas 75034
(Address of principal executive offices)

(972) 668-8800
(Registrant's Telephone No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01. Entry into a Material Definitive Agreement
Item 7.01. Regulation FD Disclosure
Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits
SIGNATURES
Purchase and Sale Agreement dated December 5, 2011
Press Release – Acquisition, Update on Eagle Ford Shale Drilling Program

Item 1.01. Entry into a Material Definitive Agreement.

On December 5, 2011, Comstock Oil & Gas, LP, an indirect wholly-owned subsidiary of Comstock Resources, Inc. ("Comstock"), entered into a Purchase and Sale Agreement with Eagle Oil & Gas Co. ("Eagle") and certain other parties to acquire from Eagle and other working interest owners certain oil and gas properties and related assets for $332.7 million in cash (subject to customary purchase price adjustments). The transaction will be effective November 1, 2011 and is expected to close in December 2011. Comstock will acquire approximately 68,000 gross (44,000 net) acres in Reeves County in West Texas.  The acquisition consists primarily of leasehold but also includes an estimated 23.2 million barrels of oil equivalent of proved reserves at closing and net daily production of approximately 1,400 barrels of oil equivalent.  The properties being acquired include 29 active wells that are currently producing and five wells that are being prepared for completion.  The Purchase and Sale Agreement relating to this transaction is attached hereto as Exhibit 2.1.

Item 7.01. Regulation FD Disclosure.

On December 5, 2011, Comstock announced its acquisition of certain oil and gas properties in Reeves County in West Texas and provided an update on its Eagle Ford shale drilling program.  A copy of the press release announcing the acquisition and providing an update on the Company's drilling program and other matters is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.
(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits. The following exhibits are filed with this document:

Exhibit No.	Description
2.1	Purchase and Sale Agreement dated December 5, 2011.

99.1	Press Release dated December 5, 2011 announcing the acquisition,

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMSTOCK RESOURCES, INC.

Dated: December 8, 2011	By:	/s/ ROLAND O. BURNS
Roland O. Burns
Senior Vice President and Chief Financial Officer